Exhibit 99.1

GUESS?, INC.	NEWS RELEASE

For Immediate Release	Contact:	Carlos Alberini
President & Chief Operating Officer
(213) 765-3582

Frederick G. Silny
SVP & Chief Financial Officer
(213) 765-3289

Wendi Kopsick

Kekst and Company
(212) 521-4800

GUESS ?, INC. COMPLETES ACQUISITION OF EUROPEAN JEANSWEAR LICENSEE

LOS ANGELES, CA, January 5, 2005—Guess?, Inc. (NYSE:GES) reported today that it and its wholly-owned subsidiary, Guess Italia S.r.l., have completed the acquisition of 90% of the shares of Maco Apparel, S.p.A. (“Maco”), as well as the leases and assets of ten retail stores in Europe, from Fingen S.p.A. and Fingen Apparel N.V. Prior to the acquisition, Guess Italia S.r.l. owned 10% of Maco.  Based in Italy, Maco has served as the licensee of Guess? jeanswear for men and women in Europe.  The stores included in the acquisition are located in Rome, Milan, Paris, Amsterdam, London and other European cities.

“The acquisition of our European jeanswear licensee is an exciting step forward as we look to significantly expand the presence of Guess? in Europe,” said Paul Marciano, Co-Chairman and Co-CEO of Guess?, Inc.  “Over the next few years, we plan to build both our retail and wholesale businesses in Europe, where the Guess? brand already has strong global appeal.  This acquisition gives us a solid platform to pursue this strategy.”

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At December 31, 2004 the Company owned and operated 287 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ from current expectations include, among other things, the continued availability of sufficient working capital, the successful integration of new stores into existing operations, the continued desirability and customer acceptance of existing and future product lines (including licensed product lines), possible cancellations of wholesale orders, the success of competitive products, and the availability of adequate sources of capital.  In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2003 including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company’s other public documents.